UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2013

IMPRIMIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 South Hwy 101, Suite 209
Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 18, 2013, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into a Strategic Alliance Agreement (the “Agreement) with Professional Compounding Centers of America, Inc. (“PCCA”).

Under the Agreement, PCCA has agreed that during the term of the Agreement, it will not introduce any of PCCA’s members or customers meeting certain criteria (the “Member/Customers”) to any third party whereby such third party licenses or otherwise acquires the intellectual property rights of such Member/Customer, without first presenting such an opportunity to the Company.   PCCA may, but is not required to,  present such opportunities to the Company, use reasonable efforts to facilitate an introductory meeting between the Member/Customer and the Company, and to further provide certain key technical assistance to a potential development project associated with the Member/Customer’s intellectual property rights.  In the event the Company and a Member/Customer introduced to the Company by PCCA enter into a commercial agreement for the license or acquisition of  the intellectual property rights owned by the Member/Customer, PCCA will be entitled to receive certain cash fees up to an aggregate of $100,000, as well as a commission based on net sales, if any, generated by the Company as a result of the acquired intellectual property rights.  The Agreement has a term of one year and is automatically extended for successive one year periods unless either party gives the other written notice of non-renewal.

One member of the Company’s Board of Directors, August Bassani, is Vice-President of Consulting, R&D and Formulations at PCCA. Mr. Bassani did not participate in negotiations related to the Agreement and does not have a material pecuniary interest in the transactions contemplated by the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.  A copy of the Agreement is attached as an Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

10.1	Strategic Alliance Agreement, dated February 18, 2013, by and between the Company and Professional Compounding Centers of America, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

February 21, 2013	By:	/s/ Mark L. Baum
Mark L. Baum
Chief Executive Officer